Exhibit 13.1

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among UQM Technologies, Inc., The S&P 500 Index
And The S&P Electrical Components & Equipment Index



$250
$200
$150
$100
$50
$0
3/02
3/03
3/04
3/05
3/06
3/07
UQM Technologies, Inc.
S&P 500
S&P Electrical Components & Equipment

* $100 invested on 3/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

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